SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report: (Date of Earliest Event Reported) December 16, 2004

PANHANDLE ROYALTY COMPANY

(Exact name of registrant as specified in its charter)

OKLAHOMA	0-9116	73-1055775

(State of Incorporation)	(Commission File) Number	(I.R.S. Employer Identification No.)

Grand Centre Suite 210, 5400 North Grand Blvd., Oklahoma City, OK 73112

(Address of principal executive offices)

Registrant’s telephone number including area code: (405) 948-1560

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS
SIGNATURES

Panhandle Royalty Company
FORM 8-K
December 16, 2004

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

          This Form 8-K contains the Company’s press release dated December 16, 2004 announcing departure of two directors, election of one director and appointment of a new vice president.

     OKLAHOMA CITY, OK– PANHANDLE ROYALTY COMPANY (AMEX-PHX) today announced the retirement of Board Chairman, Jerry Smith, Board Director, Michael Cawley and Vice President of Land, Wanda Tucker. Chairman Smith will not stand for reelection to the Board and retire upon completion of his term following the Annual Shareholder meeting, February 25th, 2005. Michael Cawley retired at the December 16th, Board of Directors meeting. Wanda Tucker will retire on December 31, 2004.

     Jerry Smith was first elected a Director in February 1987 and was elected Chairman of the Board of Directors in February 1997. His eighteen years as a director with the past eight being chairman, have been the most active growth years in the Company’s seventy-eight year existence. During this period, there was a tenfold increase in revenue and even more in profit; fee mineral ownership tripled; reserve value grew 700%; Company personnel tripled; and several acquisitions were completed, including that of Wood Oil Company, which added about 60% to the Company’s then size. His plans are to spend much more time with his family and personal business interests.

     Michael Cawley was elected a Director in December 1991 and has served on the Compensation Committee most of this thirteen-year period. He has been instrumental in establishing policies, which allowed Panhandle to become a much more proactive company. He was also very instrumental and supportive of the same activities and policies as Jerry Smith. Shortly after becoming a Director, he was named President of the Noble

     Foundation, one of the larger non-profits in the country. His primary responsibilities with Noble and its associated affiliates have grown considerably to where he needs more time for those activities.

     Wanda Tucker, Vice President of Land, has spent 261/2 years with the Company. She is the Company’s longest serving employee and officer. She was named Vice President in 1990. The Company was a co-op when she was employed. She set up the Company Land Department and has seen its staff grow four fold while mineral ownership increased from about 50,000 net acres to 260,000 net acres. Leasehold went from none to 20,000 acres while producing wells increased from a few hundred to over 5,000. Her expertise in minerals management is a unique specialty that Panhandle has been privileged to utilize in its continuing growth. She and her husband plan to enjoy retirement with their family and friends with some golf.

APPOINTMENTS

     The Board of Directors has appointed Bruce M. Bell to fill the remaining two years of the retiring Michael Cawley’s term as Director. Dr. Bell received his PhD in Paleontology from the University of Cincinnati in 1972 and has been employed by large oil companies and museums. For the past several years, he has served as the CEO and Chairman of the Board of Southwestern Bank & Trust in Oklahoma City, Southwest Bankshares, Inc. of Oklahoma City and Post Oak Oil Company of Oklahoma City. For the past seven years, he has been chairman of the Mid-Continent Oil & Gas Association and has been a member of the Interstate Oil & Gas Compact Commission along with numerous other professional and business association memberships and offices. He and his wife reside in Oklahoma City.

     The Board of Directors has approved the promotion of Ben Spriestersbach to Vice President of Land effective January 1, 2005. Mr. Spriestersbach holds a BS degree from Central Oklahoma State University and has worked in the Petroleum Industry the past twenty-five years with various companies. For the past three years, he has been Land Manager for Panhandle. Prior to Panhandle, he was employed for eleven years as Secretary/Treasurer of Farmers Union Cooperative Royalty Company. He belongs to local professional landman associations. His experience recently has been in oil and gas law as it applies to contracts, oil & gas property evaluation and computer applications to land and minerals management. He and his wife and family make their home in Oklahoma City.

H W Peace II, Company President and CEO stated:

     “Panhandle Royalty Company has been unusually fortunate to have directors and officers of the quality experience and character exemplified by the three retirees. Jerry Smith and Mike Cawley’s advice and direction, together with the other Directors, in setting policy have established the path, which Panhandle has and is now following. That path has been instrumental in Company growth and success. We are extremely fortunate to have an individual of Bruce Bell’s caliber and experience joining the Board of Directors. He will bring to the Board a strong background and knowledge in exploration and business interaction.”

     “Wanda Tucker will be greatly missed for her background knowledge and history with the Company. She was only one of three employees when originally hired in 1978. She was quite instrumental in preparing contracts and documents along with negotiations for acquisitions from the early New Mexico Osage purchase through many small acquisitions to the latest and largest merger of Wood Oil Company into Panhandle in 2001. She created the land department, which has grown fourfold over her tenure. We are extremely fortunate to have a manager such as Ben Spriestersbach to step into Wanda’s position. He not only has great experience in minerals management and negotiations but also has a good knowledge of creating and utilizing computer applications in that field.”

     Panhandle Royalty Company (AMEX-PHX) is a publicly held diversified mineral holding company engaged in the acquisition, ownership, management and development of its fee minerals. It actively participates in the exploration, drilling, production and acquisition of hydrocarbons on internally and externally generated prospects. Its stock is traded on the American Stock Exchange under the symbol PHX. The Company’s office is located in Oklahoma City while its mineral holdings and production are situated in Oklahoma, New Mexico, Texas and 19 other states.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PANHANDLE ROYALTY COMPANY
/s/ Michael C. Coffman
DATE: December 21, 2004	Michael C. Coffman, Vice President
Chief Financial Officer, Secretary & Treasurer

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